Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

TRIARC COMPANIES, INC.

       Triarc Companies, Inc., a Delaware corporation (the “Corporation”), does hereby certify that:

FIRST: Article I of the Certificate of Incorporation of the Corporation, as amended, is hereby amended in its entirety to read as follows:

The name of the corporation shall be Wendy’s/Arby’s Group, Inc. (the “Corporation”).

SECOND: Article III of the Certificate of Incorporation of the Corporation, as amended, is hereby amended by deleting the current text thereof in its entirety and replacing such text with the following:

The purpose of the Corporation is, either directly or through its subsidiaries, to engage in the restaurant business, including the ownership, operation and franchising of restaurants, and any reasonable extension or expansion thereof and any business, act or activity that is reasonably related, complementary, incidental or ancillary to the restaurant business, including the ownership, operation and franchising of restaurants, or any reasonable extension or expansion thereof (the “Restaurant Business”); provided, that the foregoing shall not prohibit the Corporation, either directly or through its subsidiaries, from (i) acquiring, directly or indirectly, any person or entity that is engaged in activities other than the Restaurant Business so long as the Restaurant Business of such acquired person or entity, in each case together with its subsidiaries, generated a majority of the consolidated revenue, consolidated earnings before interest, taxes, depreciation and amortization or consolidated operating income of such person or entity, together with its subsidiaries, during the twelve month period preceding such acquisition, (ii) continuing to own or operate such acquired person or entity or its assets and business operations following the acquisition of such person or entity, provided that the Corporation shall use good faith efforts to divest itself of the portion of the acquired person not engaged in the Restaurant Business within twenty four months of the closing of the acquisition, or (iii) continuing to own, manage and administer any assets that are not Restaurant Business assets that are owned by, or otherwise reflected on the books and records of the Corporation or its subsidiaries as of the effective date of this amendment to the Certificate of Incorporation.

THIRD: The first paragraph of Article IV of the Certificate of Incorporation of the Corporation, as amended, is hereby amended to read in its entirety as follows:

The total number of shares of all classes of stock (the “Capital Stock”) which the Corporation shall have the authority to issue is one billion six hundred million (1,600,000,000) of which

(a)	one billion five hundred million (1,500,000,000) shall be shares of Class A Common Stock, par value ten cents ($.10) per share (the “Class A Common Stock”);

and

(b)	one hundred million (100,000,000) shall be shares of Preferred Stock, par value ten cents ($.10) per share (the “Preferred Stock”).

FOURTH: The Certificate of Incorporation of the Corporation, as amended, is hereby amended to add the following paragraph immediately following the first paragraph of Article IV:

Upon the effectiveness of this amendment to the Certificate of Incorporation, each issued and outstanding share of Class B Common Stock, Series 1, par value ten cents ($.10) per share, shall be reclassified, changed and converted into one share of Class A Common Stock, par value ten cents ($.10) per share, of the Corporation and each certificate representing shares of Class B Common Stock, Series 1 outstanding immediately prior to such time shall thereafter represent shares of Class A Common Stock.

FIFTH: The Certificate of Incorporation of the Corporation, as amended, is hereby amended to add the following sentence at the end of Section B.1 of Article IV:

No Preferred Stock of any series may be issued to any Affiliate of the Corporation unless Preferred Stock of that series is offered ratably to all holders of Class A Common Stock of the Corporation; provided that, the foregoing shall not apply if (i) the delay in complying with the obligation to offer the Preferred Stock ratably to the holders of the Class A Common Stock would seriously jeopordize the financial viability of the Corporation and (ii) reliance by the Corporation on the exception in this proviso is expressly approved by the Audit Committee of the Board of Directors of the Corporation.

SIXTH: Section 3(3) of Article VI of the Certificate of Incorporation of the Corporation is hereby amended to delete the following at the end of the definition of “Interested Stockholder”:

; provided, however, that DWG Acquisition Group, L.P., a Delaware limited partnership, or any Affiliate or Associate thereof, shall not be considered an Interested Stockholder for purposes of this Article VI.

SEVENTH: Article IX of the Certificate of Incorporation of the Corporation, as amended, is hereby amended by adding the following sentence at the end thereof:

Notwithstanding the foregoing, the Board of Directors shall not have the power or authority to amend, alter or repeal Section 3 of Article I of the Corporation’s By-laws.

EIGHT: Said amendments were duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be signed by its duly authorized officer, this  29th day of  September, 2008.

Triarc Companies, Inc.
By:	/s/ NILS H. OKESON
Name: Nils H. Okeson Title: Senior Vice President, General Counsel and Secretary